EXHIBIT 99.1

BeyondSpring Reports Third‑Quarter 2025 Financial Results and Provides Corporate Update

  Two SITC 2025 presentations: First-in-class dendritic cell (DC) maturation agent Plinabulin drives immune re-sensitization in metastatic NSCLC patients who had progressed after PD-1/L1 inhibitors with disease control rate of 85% in combination with docetaxel and Keytruda. Mechanism studies with MD Anderson collaborators showed DC maturation and M1 macrophage polarization via a Plinabulin specific GEF-H1 dependent mechanism in responding patients with Plinabulin, PD-1 inhibitor and radiation.

  SEED, co-founded by BeyondSpring with 38% equity share, successfully completed its $30 million Series A-3 financing, alongside U.S. Food and Drug Administration (FDA) clearance of its Investigational New Drug (IND) application for its lead program targeting RBM39.

  SEED Named Finalist for 2025 Prix Galien USA “Best Start-Up” Award

FLORHAM PARK, N.J., Nov. 12, 2025 (GLOBE NEWSWIRE) --  BeyondSpring Inc. (NASDAQ: BYSI), a clinical-stage company developing transformative therapies for the treatment of cancer and other diseases, today reported Q3 2025 financial results alongside clinical and corporate milestones.

“With over 700 patients treated, Plinabulin continues to demonstrate a favorable safety profile and meaningful potential as an immune-modulating therapy with unique mechanism of dendritic cell (DC) maturation and T cell priming,” said Dr. Lan Huang, Co-Founder, Chair and Chief Executive Officer of BeyondSpring. “With DC bridging innate and adaptive immunity, Plinabulin offers new hope for patients with NSCLC and other cancers whose disease progresses after checkpoint inhibitors, presented at recent SITC conference. In addition, results from our global Phase 3 DUBLIN-3 trial, published in The Lancet Respiratory Medicine, showed that Plinabulin in combination with docetaxel achieved durable survival benefits and reduced chemotherapy-induced neutropenia, reinforcing its potential to advance the standard of care and drive long-term value creation.”

Dr. Huang added, “At SEED, which we co-founded with Lilly five years ago, we are excited that our RBM39 molecular-glue degrader has received IND clearance from both the US FDA and China NMPA. It is such an honor to be the only target protein degradation company nominated by the Prix Galien Foundation, recognizing our commitment to developing transformative medicine for patients. We are also grateful for the support of our investors and collaborators, including Lilly and Eisai, and clinicians from leading US institutions, as we work together to advance molecular glue development to address undruggable targets for patients with unmet medical needs.”

Key Milestones:

  Two SITC 2025 Presentations on Plinabulin Anti-cancer Clinical Benefit:
    Resensitize NSCLC Patients Who Progressed on Prior PD-1/L1 Inhibitors with Disease Control Rate of 85% in Phase 2 Clinical Study: New data from a phase 2 investigator-initiated study (NCT05599789, Peking Union Hospital China) evaluating Plinabulin, docetaxel, and pembrolizumab in metastatic NSCLC patients who progressed on prior PD-1/L1 inhibitors (n=47), showed encouraging efficacy and safety data. The combination demonstrated median progression-free survival (PFS) of 7.0 months, confirmed objective response rate (ORR) of 18.2%, duration of response (DOR) of 7.2 months, disease control rate (DCR) of 85%, and 12-month overall survival (OS) rate at 79%, and 24-month OS rate at 66% (median OS not reached).
    Resensitize Patients with Eight Cancer Types Who Failed Prior PD-1/L1 Inhibitors with Disease Control Rate of 54% through DC Maturation and M1 Macrophage Polarization via GEF-H1-dependent Mechanism in Phase 1 Clinical Study: This phase 1 investigator-initiated study (NCT04902040, MD Anderdon Cancer Center) shows that in addition to potent DC maturation for a systemic immune response, plinabulin combined with radiation and PD-1 inhibitor promotes proinflammatory monocytes and M1 macrophage polarization via a Plinabulin specific GEF-H1-dependent mechanism with the potential of overcoming acquired resistance to immune checkpoint inhibitors from pro-tumor macrophages.

  SEED, Co-founded by BeyondSpring with 38% Equity Share, Secured Financial Position and Achieved IND Clearance: SEED completed its $30 million Series A-3 financing and received U.S. FDA and China NMPA clearance of its Investigational New Drug (IND) application for its lead RBM39 degrader program. SEED was also named a finalist for the 2025 Prix Galien USA “Best Start-Up” Award and co-hosted a targeted protein degradation symposium at NYU Grossman School of Medicine honoring Co-Founder and Nobel Laureate Prof. Avram Hershko, with leading thought leaders in the TPD field as presenters.

Third Quarter Financial Results1
Continuing operations:

  Research and development (R&D) expenses were $1.0 million for the quarter ended September 30, 2025 compared to $0.6 million for the quarter ended September 30, 2024. The $0.4 million increase was primarily due to higher drug manufacturing expenses, higher professional service expenses in regulatory affairs and higher volume of Plinabulin combination therapy research to support strategic business development and partnership initiatives.
  General and administrative (G&A) expenses were $0.8 million for the quarter ending September 30, 2025 compared to $1.7 million for the quarter ended September 30, 2024. The $0.9 million decrease was primarily due to lower professional service costs in consulting for business development and partnership initiatives, and lower salary expenses driven by decrease in administrative headcount.
  Net loss: $1.7 million for the quarter ended September 2025, compared to $2.2 million for the quarter ended September 2024
  Cash and cash equivalents: $12.5 million as of September 30, 2025, compared to $2.9 million as of December 2024

Discontinued operations:

  Net loss: $3.2 million for the quarter ended September 2025, compared to $2.4 million for the quarter ended September 2024
  Current assets: $11.4 million as of September 2025, compared to $25.3 million as of December 2024

Year to Date Financial Results1
Continuing Operations:

  Research and development (R&D) expenses were $2.9 million for the nine months ended September 30, 2025 compared to $2.2 million for the nine months ended September 30, 2024. The $0.7 million increase was primarily due to higher drug manufacturing expenses, higher professional service expenses in regulatory affairs, and higher volume of Plinabulin combination therapy research to support strategic business development and partnership initiatives.
  General and administrative (G&A) expenses were $3.4 million for the nine months ended September 30, 2025, compared to $4.9 million for the nine months ended September 30, 2024. The $1.5 million decrease was primarily due to lower salary expenses resulting from decrease in administrative headcount, lower professional services in consulting for business development and partnership initiatives, and lower company overhead expenses mainly due to decrease in investor relations services and D&O insurance related costs.
  Net loss: $6.2 million for the nine months ended September 2025, compared to $6.9 million for the nine months ended September 2024

Discontinued operations:

  Net loss: $2.2 million for the nine months ended September 2025, compared to $5.0 million for the nine months ended September 2024

Note 1: Accounting Update
Following definitive agreements in January 2025 to sell the majority of its Series A-1 Preferred Shares in SEED Therapeutics, BeyondSpring now reports SEED’s financial results as discontinued operations under ASC 205-20. BeyondSpring currently owns approximately 38% of SEED and upon completion of the future sale transactions BeyondSpring would own approximately 14% of SEED’s outstanding shares.

About BeyondSpring
BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies addressing high unmet medical needs. Its lead asset, Plinabulin, is in late-stage clinical development as an anti-cancer agent in NSCLC and other indications. Plinabulin’s novel mechanism as a dendritic cell maturation agent supports both anti-cancer activity and immune modulation, offering a unique approach to resensitizing tumors resistant to checkpoint inhibitors. Learn more at beyondspringpharma.com.

About SEED Therapeutics
SEED Therapeutics is a clinical-stage biotechnology company pioneering rationally designed molecular glue degraders to treat diseases driven by undruggable proteins. Its proprietary RITE3™ platform enables targeted protein degradation with small-molecule precision. SEED’s lead candidate, ST-01156, is a brain-penetrant RBM39 degrader entering clinical development for Ewing sarcoma and other RBM39-dependent cancers. SEED’s investors and collaborators include Eli Lilly and Eisai, both of whom have been instrumental in supporting SEED’s mission to unlock undruggable disease targets. The company’s pipeline includes nine programs across oncology, neurodegeneration, immunology, and virology. Learn more at seedtherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, difficulties raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all, unexpected results of clinical trials, delays or denial in regulatory approval process, results that do not meet the Company’s expectations regarding the potential safety, the ultimate efficacy or clinical utility of the Company’s product candidates, increased competition in the market, the Company’s ability to meet Nasdaq’s continued listing requirements, and other risks described in BeyondSpring’s most recent Form 10-K on file with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release and BeyondSpring undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Contacts
Investor Relations: ir@beyondspring.com
Media: pr@beyondspringpharma.com

BEYONDSPRING INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)
	As of
	December 31, 2024	September 30, 2025
	$	$
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	2,922	12,483
Short term investments	-	141
Advances to suppliers	240	250
Prepaid expenses and other current assets	68	131
Current assets of discontinued operations	25,347	11,406
Total current assets	28,577	24,411

Noncurrent assets:
Property and equipment, net	239	184
Operating right-of-use assets	513	368
Other noncurrent assets	213	219
Noncurrent assets of discontinued operations	4,773	4,302
Total noncurrent assets	5,738	5,073

Total assets	34,315	29,484

Liabilities and equity

Current liabilities:
Accounts payable	295	304
Accrued expenses	840	990
Current portion of operating lease liabilities	282	313
Other current liabilities	780	676
Current liabilities of discontinued operations	8,813	10,608
Total current liabilities	11,010	12,891

Noncurrent liabilities:
Operating lease liabilities	307	93
Deferred revenue	27,400	28,094
Other noncurrent liabilities	3,686	3,840
Noncurrent liabilities of discontinued operations	6,197	4,376
Total noncurrent liabilities	37,590	36,403

Total liabilities	48,600	49,294

Commitments and contingencies

Shareholders’ deficit
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized; 40,316,320 and 40,322,320 shares issued and outstanding as of December 31, 2024 and September 30, 2025, respectively)	4	4
Additional paid-in capital	373,185	373,602
Accumulated deficit	(407,425)	(406,294)
Accumulated other comprehensive income	1,336	913

Total BeyondSpring Inc.’s shareholders’ deficit	(32,900)	(31,775)
Noncontrolling interests	18,615	11,965
Total shareholders’ deficit	(14,285)	(19,810)

Total liabilities and shareholders’ deficit	34,315	29,484

BEYONDSPRING INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
	$	$	$	$

Revenue	-	-	-	-

Operating expenses
Research and development	(622)	(1,039)	(2,172)	(2,915)
General and administrative	(1,736)	(751)	(4,882)	(3,434)

Loss from operations	(2,358)	(1,790)	(7,054)	(6,349)
Foreign exchange gain, net	128	24	45	100
Interest income	15	19	55	64
Other income, net	-	30	8	48

Loss before income tax	(2,215)	(1,717)	(6,946)	(6,137)
Income tax expenses	-	(26)	-	(68)

Net loss from continuing operations	(2,215)	(1,743)	(6,946)	(6,205)

Discontinued operations
Loss from discontinued operations	(2,358)	(3,201)	(5,004)	(9,204)
Gain on sale of subsidiary interests	-	-	-	6,986
Income tax expenses	-	-	-	-
Net loss from discontinued operations	(2,358)	(3,201)	(5,004)	(2,218)

Net loss	(4,573)	(4,944)	(11,950)	(8,423)
Less: Net income (loss) attributable to noncontrolling interests from continuing operations	(83)	41	(198)	(106)
Less: Net loss attributable to noncontrolling interests from discontinued operations	(2,358)	(3,445)	(2,358)	(9,448)
Net income (loss) attributable to BeyondSpring Inc.	(2,132)	(1,540)	(9,394)	1,131

Earnings (loss) per share, basic and diluted
Continuing operations	(0.05)	(0.04)	(0.17)	(0.15)
Discontinued operations	-	-	(0.07)	0.18
Basic and diluted earnings (loss) per share	(0.05)	(0.04)	(0.24)	0.03

Weighted-average shares outstanding
Basic and diluted	40,300,350	40,317,266	39,539,494	40,316,639

Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment loss from continuing operations	(905)	(166)	(318)	(660)
Foreign currency translation adjustment gain (loss) from discontinued operations	4	(17)	(7)	(51)
Comprehensive loss	(5,474)	(5,127)	(12,275)	(9,134)
Less: Comprehensive loss attributable to noncontrolling interests from continuing operations	(408)	(19)	(311)	(343)
Less: Comprehensive loss attributable to noncontrolling interests from discontinued operations	(2,354)	(3,462)	(2,354)	(9,499)
Comprehensive income (loss) attributable to BeyondSpring Inc.	(2,712)	(1,646)	(9,610)	708